Exhibit 99.1

SINA Reports Fourth Quarter and Full Year 2004 Financial Results

Shanghai, China— (PR Newswire) — February 7, 2005 — SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the fourth quarter and full year ended December 31, 2004:

■	Net revenues for the fourth quarter grew by 49% year-over-year to a record $56.9 million, exceeding the Company’s guidance of $54.5 to $55.5 million.
■	Advertising revenues for the fourth quarter grew by 41% year-over-year to $18.3 million and accounted for 32% of total revenues.
■	Non-advertising revenues for the fourth quarter grew by 52% year-over-year to $38.6 million and accounted for 68% of total revenues.
■	GAAP net income for the fourth quarter was $17.4 million; or $0.30 diluted net income per share, compared to a net income of $9.3 million, or $0.16 diluted net income per share for the same period in 2003.
■	Non-GAAP net income (previously referred to as “pro forma net income”) for the quarter was $18.4 million, or $0.31 non-GAAP diluted net income per share, compared to a non-GAAP net income of $15.9 million, or $0.28 non-GAAP diluted net income per share for the same period in 2003. Non-GAAP net income was below the range of the Company’s guidance between $18.5 million and $19.0 million.

“We are proud of our achievement in 2004 and look forward to the challenge we are facing in 2005 as the operating environment for mobile value-added service becomes more difficult,” said Wang Yan, CEO of SINA.

■	Net revenues for the year ended December 31, 2004 grew by 75% from 2003 to a record $200.0 million.
■	Advertising revenues for 2004 grew by 59% from 2003 to $65.4 million.
■	Non-advertising revenues for 2004 grew by 84% from 2003 to $134.6 million.
■	GAAP net income for 2004 was $66.0 million, or $1.15 diluted net income per share, compared to a net income of $31.4 million, or $0.58 diluted net income per share for 2003.
■	Non-GAAP net income (previously referred to as “pro forma net income”) for 2004 was $71.6 million, or $1.23 non-GAAP diluted net income per share, compared to a non-GAAP net income of $41.0 million, or $0.75 non-GAAP diluted net income per share for 2003.

Financial Results

For the fourth quarter, SINA reported record net revenues of $56.9 million, an increase of 49% from $38.3 million reported in the same period in 2003 and an increase of 8% from $52.5 million reported in the previous quarter. For the year 2004, SINA reported net revenues of $200.0 million, an increase of 75% from $114.3 million reported for the year 2003.

Advertising revenues totaled $18.3 million for the fourth quarter, representing a 41% increase over $12.9 million reported in the same period in 2003 and a 1% decrease from $18.5 million reported in the previous quarter. The sequential decline in advertising revenues was mainly due to the higher revenues generated in the previous quarter as a result of Olympic Games events. For the year 2004, advertising revenues totaled $65.4 million, representing an increase of 59% from $41.2 million recorded for the year 2003.

Non-advertising revenues totaled $38.6 million for the fourth quarter, a 52% increase over $25.3 million reported in the same period in 2003 and a 14% increase over $34.0 million reported in the previous quarter. Total revenues from mobile value-added services were $35.7 million, representing an increase of 56% from $22.9 million reported in the same period in 2003 and of 14% from $31.3 million reported in the previous quarter.

For the fourth quarter, SINA continued to benefit from its diversified product offerings in mobile value-added service. Revenues from 2.5G (MMS and WAP) products and other new services grew approximately 28% from $5.2 million for the third quarter to $6.7 million for the fourth quarter. Revenues from MMS products grew by 55% from $2.9 million in the third quarter to $4.5 million in the fourth quarter. During the third quarter, the Company’s IVR service was temporarily suspended by China Mobile due to the violation of certain operating procedures. The Company’s IVR service was resumed on October 15th. As a result, the Company recorded only $0.2 million in revenues from IVR service for the fourth quarter, compared to $1.7 million recorded for the third quarter. Revenues from SMS products grew by 19% from $24.3M in the third quarter to $28.8M in the fourth quarter. The sequential revenue growth for SMS products was driven by the increase in revenues from usage-based SMS products promoted via direct advertisement on radio and television.

For the year 2004, non-advertising revenues amounted to $134.6 million, representing an increase of 84% from $73.1 million for the year 2003. Revenues from mobile value-added service totaled $124.0 million for the year 2004, representing an increase of 93% from $64.4 million for the year 2003. The year-over-year increase in revenues from mobile value-added service was primarily due to the growth in revenues from 2.5G service, IVR service and other new services, as well as from the acquisition of Crillion Corporation in March 2004. Total revenues generated from the Crillion acquisition amounted to $30.2 million for the year 2004.

Gross margin for the fourth quarter was 68%, which is the same as for the previous quarter and down from 72% reported in the same period in 2003. Gross margin for advertising revenues was approximately 69% for the quarter, compared to 61% for the previous quarter. The increase in adverting gross margin was largely due to a $1.1 million revenue share paid in the third quarter to an exclusive Olympic content partner associated with the China Olympic Committee. Excluding this revenue share payment and some other one-time content purchases relating to the Olympic coverage, advertising gross margin would have been 68% in the third quarter. Gross margin for mobile value-added service revenues for the fourth quarter was 67% as compared to 70% for the previous quarter. The decline in mobile value-added service gross margin was a result of increased transmission costs paid to mobile operators with the increase in usage-based SMS services and increased costs for content acquisitions.

Operating expenses for the fourth quarter totaled $21.4 million, an increase of 75% from $12.2 million reported in same period of 2003 and an increase of 14% over $18.8 million reported in the previous quarter. The sequential increase in operating expenses was mainly due to an increase in marketing expenses relating to mobile value-added services, an increase in product development costs relating to instant messaging and search engine development and an increase in general and administrative expenses relating to professional service fees. During the fourth quarter, the Company incurred higher than expected costs associated with the compliance of the Sarbanes-Oxley laws. Expenses for professional service fees relating to the compliance project amounted to $0.6 million in the fourth quarter, compared to $0.2 million for the third quarter.

Net income for the fourth quarter was $17.4 million, representing an increase of 88% from a net income of $9.3 million for the same period in 2003 and an increase of 20% from a net income of $14.5 million for the previous quarter. Diluted net income per share was $0.30 for the quarter, compared to a diluted net income per share of $0.16 for the same period of 2003 and a diluted net income per share of $0.25 for the previous quarter. Net income for the year 2004 totaled $66.0 million, representing an increase of 110% from a net income of $31.4 million for the year 2003. Diluted net income per share was $1.15 for the year 2004, compared to a diluted net income per share of $0.58 for the year 2003.

Non-GAAP net income for the fourth quarter totaled $18.4 million, or $0.31 non-GAAP diluted net income per share, compared to a non-GAAP net income of $15.9 million, or $0.28 non-GAAP diluted net income per share for the same period in 2003 and of $17.4 million, or $0.30 non-GAAP diluted net income per share for the previous quarter. Non-GAAP net income for the year 2004 totaled $71.6 million, or $1.23 non-GAAP diluted net income per share, as compared to a non-GAAP net income of $41.0 million, or $0.75 non-GAAP diluted net income per share for the year 2003.

As of December 31, 2004, SINA’s cash, cash equivalents and investments in marketable securities totaled $275.6 million, an increase of $32.1 million from three months ago. Cash flow from operating activities for the fourth quarter was $30.4 million, compared to $10.8 million for the previous quarter and $20.8 million for the same period in 2003. The sequential increase in cash flows from operating activities was primarily due to an increase in liabilities, an increase in net income and a decrease in accounts receivable balance. Liabilities increased from $43.2 million at September 30, 2004 to $49.0 million at December 31, 2004. Net income increased from $14.5 million in the third quarter to $17.4 million in the fourth quarter. Accounts receivable decreased from $42.9 million at September 30, 2004 to $39.9 million at December 31, 2004.

Mobile Value-added Service Trend

In late January, the Chinese State Administration of Radio, Film and Television (“SARFT”),

which regulates radio and television stations in China, issued a notice which stated that certain commercials for mobile value-added services relating to “fortune-telling” are prohibited from airing on radio and television stations and that all radio and television stations must comply with the notice by February 7, 2005. The Company has not received this notice. However, starting in the end of January, the Company has been notified by various radio and television stations that its scheduled commercials related to certain mobile value-added services will be terminated. The effect of such terminations will effectively stop almost all of the Company’s current promotional efforts for its usage-based SMS products via direct advertising on radio and television.

Also starting in January 2005, China Mobile changed its billing process for MMS which resulted in significant reduction in revenues from MMS. In addition, in late Q1 2005, China Mobile will start to migrate MMS onto MISC platform, which may result in a further negative impact on MMS revenues. Although the Company may not be able to quantify the exact revenue impact of these changes at this point, based on the preliminary assessment, the Company estimates that these changes may result in a 30% to 50% reduction of MMS revenues.

Substantially all of the Company’s revenue growth for mobile value-added services in the second half of 2004 came from the growth in usage-based SMS products promoted via direct advertisement on radio and television and from MMS. With these two new developments, the Company will experience significant sequential decline in mobile value-added service revenue in Q1 2005. Based on the Company’s preliminary forecast, the Company estimates that such sequential quarter over quarter decline in mobile value-added service revenues could be between 20% and 30%. The Company is developing new usage-based SMS products to be launched through radio and television commercials that may not be prohibited under the notice issued by SARFT. However, there is no guarantee that the Company will be able to develop any such new products or that any such new products will achieve market acceptance. If the Company is unable to launch successful new usage-based SMS products, it may experience a further decline in mobile value-added service revenues in Q2 2005. The Company is continuing to assess the impact of these developments. The actual impact of these developments may differ materially from the forecast described above.

Online Games

On November 10, 2004, SINA through its joint venture with NcSoft commenced the commercial operation of the Lineage 2 game. During the fourth quarter, after commercialization, the daily average concurrent user count was approximately 65,000. The maximum concurrent user count reached during the month of December 2004 was approximately 94,000.

During the month of December 2004, the total number of registered accounts for the Company’s casual game portal iGame reached 6.5 million with about 560,000 active users. As of the end of December 2004, the casual game portal offered 27 games.

Business Outlook

The Company estimates that its total revenues for Q1 2005 to be between $43.0 million and $47.0 million, with advertising revenues between $16.5 million and $17.0 million and non-advertising revenues between $26.5 million and $30.0 million. Non-GAAP net income is expected to be between $11.0 million and $13.0 million for Q1 2005. The effective income tax rates for Q1 2005 and for the full year 2005 are expected to be between 5% and 10%. As a result of the notice issued by SARFT in late January 2005, the changes in China Mobile’s billing process for MMS in January 2005, and China Mobile’s migration from MMS to MISC platform, there is greater uncertainty as to these financial projections at this time than there has been in recent prior quarters with respect to such projections.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of gross profit, operating income, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future.

The Company’s non-GAAP gross profit excludes, as applicable, stock-based compensation related to the cost of revenues. Non-GAAP income from operations excludes, as applicable, stock based compensation, amortization of intangibles and write-off of intangibles. Non-GAAP net income and non-GAAP diluted earnings per share exclude, as applicable, stock-based compensation, amortization of intangibles, write-off of intangibles, amortization of convertible debt issuance cost and equity investment gains and losses. The Company believes these non-GAAP financial measures provide useful information to both management and investors, as they exclude certain expenses (i) that are not expected to result in future cash payments, gains and losses and (ii) that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures.

The Company’s management believes excluding non-cash amortization expense of stock-based compensation from its non-GAAP financial measures of gross profit, income from operations and net income is useful for itself and investors as the expense does not impact cash earnings and is reflected in the earnings per share through increased share counts.

The Company’s management believes excluding the non-cash amortization and write off expense of intangible assets resulting from business acquisition from its non-GAAP financial measures of income from operations and net income is useful for itself and investors, because they enable a more meaningful comparison of the Company’s cash earnings and performance between reporting periods. In addition, such charges will not result in cash settlement in the future.

The Company’s management believes excluding non-cash amortization expense of issuance cost relating to convertible bonds from its non-GAAP financial measure of net income is useful for itself and investors as such expense does not have any impact on cash earnings.

The Company’s management believes excluding gains and losses from equity investment from its non-GAAP financial measure of net income is useful for itself and investors, because such gains and losses will not result in cash settlement in the future nor impact the Company’s future cash earnings or cash flows. The Company does not typically invest in common stock of other companies. Thus, these charges are otherwise unrelated to the Company’s ongoing business operations.

Unaudited Financial Numbers

The financial numbers included in this press release are unaudited. At this time, the Company’s independent auditor, PricewaterhouseCoopers, has not completed its audit of the Company’s financial statements and related notes and has not completed its audit of internal control over financial reporting. The financial numbers included herein are subject to adjustment pending the completion of such audits.

Conference Call

SINA will host a conference call at 8:00 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the fourth quarter 2004. The dial-in number for the call is 617-786-4501. The pass code is 53753723. A live webcast of the call will be available from 8:00 p.m. — 9:00 p.m. ET on Monday, February 7, 2005, (9:00 a.m. — 10:00 a.m. Beijing Time on February 8, 2005).

The call can be accessed through SINA’s corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA’s corporate website at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617-801-6888. The pass code for the replay is 74798031.

About SINA

SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and travel). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.

Safe Harbor Statement

This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, the effect of the notice issued by SARFT in late January 2005 on the Company’s revenues from usage-based SMS products promoted via direct advertisement on radio and television, the Company’s ability to develop and market other usage-based SMS products, fluctuations in quarterly operating results, the Company’s reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide mobile value-added service, the changes in January 2005 by China Mobile to its billing process for undelivered MMS services and the effect of such changes on the Company’s MMS revenues, the migration by China Mobile of MMS onto MISC platform and the effect of such migration on the Company’s MMS revenues, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the period ended December 31, 2003 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(U.S. Dollar in Thousands , except per share data)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003

Net revenues
Advertising	$18,271	$12,939	$18,516	$65,417	$41,173
Non-Advertising	38,628	25,331	33,989	134,570	73,112

	56,899	38,270	52,505	199,987	114,285

Cost of revenues
Advertising	5,750	4,169	7,144	22,187	14,001
Non-Advertising	12,183	6,493	9,711	39,424	20,405
Stock-based compensation	—	—	—	—	31

	17,933	10,662	16,855	61,611	34,437

Gross profit	38,966	27,608	35,650	138,376	79,848

Operating expenses
Sales and marketing	12,769	6,588	10,646	39,585	21,741
Product development	3,204	1,779	3,034	10,355	6,340
General and administrative	4,399	3,421	4,065	15,619	11,551
Stock-based compensation	—	7	—	—	523
Amortization of intangibles	1,041	415	1,041	3,492	1,749
Write-off of intangibles	—	—	—	—	903

	21,413	12,210	18,786	69,051	42,807

Income from operations	17,553	15,398	16,864	69,325	37,041

Other income, net	1,543	694	1,296	5,139	2,595
Amortization of convertible debt issuance cost	(171)	(171)	(172)	(685)	(341)
Gain (loss) on investments	226	(6,063)	(1,675)	(1,390)	(6,063)
Loss on equity investments	(994)	(117)	(1,082)	(3,165)	(914)

Income before income taxes	18,157	9,741	15,231	69,224	32,318

Provision for income taxes	(724)	(472)	(728)	(3,228)	(895)

Net income	$17,433	$9,269	$14,503	$65,996	$31,423

Shares used in computing basic	50,967	48,647	50,387	50,274	47,840
net income per share
Basic net income per share	0.35	0.19	0.29	1.33	0.66

Shares used in computing diluted net income per share*	58,729	57,784	57,763	58,204	54,794

Diluted net income per share*	$0.30	$0.16	$0.25	$1.15	$0.58

Net income used for diluted net income per share calculation

Net income	$17,433	$9,269	$14,503	$65,996	$31,423

Amortization of convertible debt issuance cost	171	171	172	685	341

Net income used for diluted net income per share calculation	$17,604	$9,440	$14,675	$66,681	$31,764

* In accordance with the adoption of EITF 04-08 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” the number of diluted shares for the three months ended September 30, 2004, has been revised to include the shares related to the Company’s convertible notes since issuance. The inclusion of these shares results in a decrease of $0.02 to previously reported diluted earnings per share for the quarter ended September 30, 2004. There is no other change to the previously reported diluted earnings per share for any of the periods reported in the years ended December 31, 2003 and December 31, 2004, as the computation of diluted earnings per share for all such periods included the shares issuable upon conversion of the convertible notes as the market price condition for convertibility was satisfied in all periods reported.

SINA CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(U.S. Dollar in Thousands , except per share data)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31, 2004
	2004	2003	2004	2004	2003

GAAP gross profit	$38,966	$27,608	$35,650	$138,376	$79,848
Stock based compensation
Cost of revenues	—	—	—	—	31

Non-GAAP gross profit	$38,966	$27,608	$35,650	$138,376	$79,879

	—	—	—	—	—

GAAP income from operations	$17,553	$15,398	$16,864	$69,325	$37,041
Stock based compensation
Cost of revenues	—	—	—	—	31
Operating expenses	—	7	—	—	523
Amortization of intangibles	1,041	415	1,041	3,492	1,749
Write-off of intangibles	—	—	—	—	903

Non-GAAP income from operations	$18,594	$15,820	$17,905	$72,817	$40,247

	—	—	—	—	—

GAAP Net income	$17,433	$9,269	$14,503	$65,996	$31,423
Stock based compensation
Cost of revenues	—	—	—	—	31
Operating expenses	—	7	—	—	523
Amortization of intangibles	1,041	415	1,041	3,492	1,749
Write-off of intangibles	—	—	—	—	903
Amortization of convertible debt issuance cost	171	171	172	685	341
Loss (gain) on investments	(226)	6,063	1,675	1,390	6,063

Non-GAAP Net income	$18,419	$15,925	$17,391	$71,563	$41,033

Shares used in computing basic net income per share	50,967	48,647	50,387	50,274	47,840

Non-GAAP basic net income per share	$0.36	$0.33	$0.35	$1.42	$0.86

Shares used in computing diluted net income per share*	58,729	57,784	57,763	58,204	54,794

Non-GAAP diluted net income per share*	$0.31	$0.28	$0.30	$1.23	$0.75

* In accordance with the adoption of EITF 04-08 “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” the number of diluted shares for the three months ended September 30, 2004, has been revised to include the shares related to the Company’s convertible notes since issuance. The inclusion of these shares results in a decrease of $0.02 to previously reported diluted earnings per share for the quarter ended September 30, 2004. There is no other change to the previously reported diluted earnings per share for any of the periods reported in the years ended December 31, 2003 and December 31, 2004, as the computation of diluted earnings per share for all such periods included the shares issuable upon conversion of the convertible notes as the market price condition for convertibility was satisfied in all periods reported.

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(U.S. Dollar in Thousands)

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003

Net revenues
Advertising	$18,271	$12,939	$18,516	$65,417	$41,173
Mobile related	35,747	22,859	31,290	123,954	64,377
Others	2,881	2,472	2,699	10,616	8,735

	$56,899	$38,270	$52,505	$199,987	$114,285

Cost of revenues
Advertising	$5,750	$4,169	$7,144	$22,187	$14,001
Mobile related	11,814	6,299	9,389	38,277	19,455
Others	369	194	322	1,147	950

	$17,933	$10,662	$16,855	$61,611	$34,406

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(U.S. Dollar in Thousands)

	December 31,	December 31,
	2004	2003
Assets
Cash, cash equivalents and investments in marketable securities	$275,635	$227,164
Accounts receivable, net	39,942	17,606
Property and equipment, net	16,152	8,646
Long-term investments	10,009	8,878
Goodwill/intangible assets, net	46,303	18,660
Other assets	14,297	8,943

Total assets	$402,338	$289,897

Liabilities and Shareholders’ Equity
Liabilities	$48,993	$30,390
Convertible Debt	100,000	100,000
Shareholders’ equity	253,345	159,507

Total liabilities and shareholders’ equity	$402,338	$289,897